                                                                    EXHIBIT 99.1

Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700

FOR IMMEDIATE RELEASE

                         CITIZENS FIRST FINANCIAL CORP.
                         ANNOUNCES THIRD QUARTER RESULTS
                        AND DECLARES DIVIDEND TO BE PAID

Bloomington, Illinois, October 27, 2000-- Citizens First Financial Corp. (Nasdaq
- CFSB), the parent company of Citizens Savings Bank, (the "Bank") announced that at its meeting held October 23, 2000 the Board of Directors declared a dividend of $.05 per share to stockholders of record on November 13, 2000, payable on November 27, 2000.

In addition, Citizens First Financial Corp. announced a net loss for the three months ended September 30, 2000 of $667,000, compared to net income of $317,000 for the three months ended September 30, 1999. The Company had basic and diluted loss per share of $0.36, for the three months ended September 30, 2000 compared to basic and diluted earnings per share of $0.16, for the three months ended September 30, 1999. The loss was attributable to the previously announced recording of a $2,000,000 provision for loan losses ($1,224,000 after-tax) for potential losses related to the Bank's $4.1 million in loans outstanding to a real estate developer, PAK Builders. On August 3, 2000, PAK Builders, an Illinois general partnership, filed for Chapter 7 bankruptcy protection. The establishment of this $2,000,000 reserve is based on preliminary analysis and additional reserves may be required as additional facts become known. Without the recording of this reserve, the Company would have had net income of $557,000 for the three months ended September 30, 2000.

Net interest income was $2,640,000 for the three months ended September 30, 2000, compared to $2,280,000 for the three months ended September 30, 1999, an increase of $360,000 or 15.8%. The increase was due to the increased origination of higher yielding commercial loans and reduced investment in lower yielding investment securities.

Other income increased to $381,000 for the three months ended September 30, 2000, from $346,000 for the three months ended September 30, 1999, an increase of $35,000 or 10.1%. The change was due to an increased gain on sale of fixed assets and greater deposit fees.

Non-interest expense was $1,992,000 for the three months ended September 30, 2000, compared to $1,990,000 for the three months ended September 30, 1999 an increase of $2,000.

For the nine months ended September 30, 2000 the Company had net income of $1,744,000, compared to $970,000 for the nine months ended September 30, 1999. Basic and diluted earnings per share for the nine months ended September 30, 2000 were $0.94 and $0.91, respectively, compared to basic and diluted earnings per share of $0.49 and $0.47 per share for the nine months ended September 30, 1999. In April 2000, the Bank sold a branch facility which resulted in a gain of $2.4 million ($1.5 million after-tax). In June 2000, the Bank sold approximately $8.2 million of investment securities which resulted in a loss on sale of available-for-sale securities of $378,000.

The Bank currently has five offices in Central Illinois.

                         CITIZENS FIRST FINANCIAL CORP.
                         SELECTED FINANCIAL INFORMATION
                    (In thousands except for per share data)
                                   (Unaudited)

                                    09/30/00         12/31/99         09/30/99
                                    --------         --------         --------

Total assets                        $328,903         $316,585         $303,251
Cash and interest-bearing deposits    $9,221          $13,176          $10,915
Investment securities                $15,394          $16,103          $16,937
FHLB stock                            $4,088           $2,854           $2,533
Loans                               $287,294         $268,560         $258,788
Allowance for loan losses             $3,936           $1,679           $1,560
Deposits                            $216,170         $220,237         $219,575
FHLB borrowings                      $69,320          $57,073          $47,158
Equity capital                       $35,317          $34,251          $34,232

Book value per common share           $18.07           $16.92           $16.80


                                  Quarter Ended             Nine months ended
                              09/30/00   09/30/99         09/30/00     09/30/99
                              --------   --------         --------     --------
Interest income                 $6,377     $5,244          $18,470      $15,899
Interest expense                $3,737     $2,964          $10,456       $8,747
Net interest income             $2,640     $2,280           $8,014       $7,152
Provision for loan losses       $2,120       $120           $2,360         $360
Non-interest income               $381       $346           $3,546       $1,097
Non-interest expense            $1,992     $1,990           $6,349       $6,305
Net income (loss)                ($667)      $317           $1,744         $970

Earnings (loss) per share:
     Basic Diluted              ($0.36)     $0.16            $0.94        $0.49
                                ($0.36)     $0.16            $0.91        $0.47